APPENDIX A
SERIES OF THE TRUST
(each a "Fund")
Updated: September 7, 2017

1.	Alpha Risk Tactical Rotation Fund
2.	Arin Large Cap Theta Fund
3.	Cavalier Adaptive Income Fund
4.	Cavalier Dynamic Growth Fund
5.	Cavalier Fundamental Growth Fund
6.	Cavalier Global Opportunities Fund
7.	Cavalier Multi Strategist Fund
8.	Cavalier Stable Income Fund
9.	Cavalier Tactical Rotation Fund
10.	Goodwood SMID Long/Short Fund
11.	Matisse Discounted Closed-End Fund Strategy
12.	Nebraska Fund
13.	QCI Balanced Fund
14.	Roumell Opportunistic Value Fund
15.	The Sector Rotation Fund
16.	Sirius S&P Strategic Large-Cap Allocation Fund